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                                                                   EXHIBIT 10.15

                              CONSULTING AGREEMENT

         This Agreement, dated as of December 22, 2000, is made and entered into by and between Nutraceutix, Inc., a Delaware corporation ("Nutraceutix") and Dr. Reza Fassihi ("Dr. Fassihi").

         1. Consulting. Nutraceutix hereby retains Dr. Fassihi as a consultant, and Dr. Fassihi hereby agrees to furnish consulting services to Nutraceutix, on the terms and conditions set forth herein. This Agreement and the consulting arrangement set forth in this Agreement shall commence on January 1, 2001 and, subject to earlier termination as provided in this Agreement, shall terminate on December 31, 2003 (the "Term").

         2. The Services. During the Term, Dr. Fassihi shall consult with Nutraceutix concerning the technology covered by US Patent Number 6,090,411, US Patent Applications 08/958,470 filed October 27, 1997 and 09/037,096 filed March 9, 1998 and Nutraceutix's license rights with respect to that technology (the "Services"). If Nutraceutix wishes to consult with Dr. Fassihi on other matters and Dr. Fassihi agrees thereto, the parties shall complete and execute a document in the form attached hereto as Exhibit A (an "Additional Services Agreement"), after which Dr. Fassihi's consultation regarding the topic(s) described in such Additional Services Agreement(s) shall also constitute "Services" for all purposes under and be governed by this Agreement.

         3. Performance. Dr. Fassihi shall devote one (1) day per week plus ongoing supervision of projects as necessary in performing the Services. Dr. Fassihi shall devote his best efforts to the utmost of his skill in performing the Services. Dr. Fassihi shall perform the Services in accordance with his own means, methods, schedules and guidelines. Dr. Fassihi shall personally perform or supervise performance of all of the Services.

         4.       Independent Contractor.

                  4.1 Consultant. In performing the Services Dr. Fassihi shall be strictly a consultant of Nutraceutix, and his legal status shall at all times be an independent contractor and not an employee or agent of Nutraceutix. Dr. Fassihi shall not represent that he is, or hold himself out as, an employee, agent or representative of Nutraceutix. Dr. Fassihi is not authorized to enter into any contract or commitment for, on behalf of or in the name of Nutraceutix or to incur any obligation or liability of Nutraceutix. Dr. Fassihi shall not be treated as an employee of Nutraceutix for federal tax, workers' compensation or any other purpose, and shall not be entitled to any benefits afforded to employees of Nutraceutix. Without limiting the generality of the foregoing, Dr. Fassihi shall not be treated as an employee of Nutraceutix for federal tax, workers' compensation or any other purpose. Further, Dr. Fassihi shall not be entitled to any pension, deferred compensation, welfare, insurance or other benefits afforded to employees of Nutraceutix.

                  4.2 Temple University. Dr. Fassihi is a member of the staff of the Pharmaceutical Sciences Department of Temple University - of The Commonwealth System of Higher Education ("Temple"). Dr. Fassihi hereby represents and warrants that he is available to perform the Services as a consultant, and that his obligations under this Agreement are consistent

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with Temple's policies and do not conflict with his obligations to Temple. Dr.
Fassihi shall not be acting as an employee or agent of Temple in performing the Services.

         5. Compensation. Nutraceutix shall pay Dr. Fassihi a consulting fee of one hundred dollars ($100) per hour for performing the Services, plus reimbursement for related out-of-pocket expenses. Nutraceutix shall pay Dr. Fassihi a retainer in the amount of three thousand dollars ($3,000) per month on or before the fifteenth (15th) day of each month during the Term, which retainers shall be credited against Dr. Fassihi's invoices for Services rendered. On or before the tenth (10th) day of each month during the Term, Dr. Fassihi shall submit to Nutraceutix an invoice detailing (i) the Services provided and the number of hours worked in performing the Services during the prior month, and (ii) any reasonable travel, lodging and other related expenses incurred by Dr. Fassihi directly in performing such Services, itemized for each cost item and supported by receipts or similar documents. Within thirty (30) days after Nutraceutix's receipt and verification of each such invoice, it shall pay to Dr. Fassihi the balance due on each such invoice after crediting retainer payments previously paid by Nutraceutix. In addition, Nutraceutix shall pay Dr. Fassihi such bonuses, payable in cash, stock or stock options, as are described in any Additional Services Agreements.

         6. Inventions. Nutraceutix shall own all right, title and interest in and to any and all inventions, technology and technical or business innovations developed or conceived during the Term which (i) relate to or are in any way connected with the business, work or investigations of Nutraceutix, (ii) result from or are suggested by any work associated with the Services or information developed or received by Dr. Fassihi during the course of performing the Services, or (iii) are otherwise made through the use of Nutraceutix's facilities, funds, materials or other resources ("Nutraceutix Innovations"). Dr. Fassihi hereby assigns and conveys to Nutraceutix Dr. Fassihi's entire right, title and interest in and to any and all Nutraceutix Innovations as well as any and all resulting copyrights and patents. Dr. Fassihi shall maintain an adequate and accurate written record of the status, development and other relevant facts regarding any and all actual or potential Nutraceutix Innovations as necessary or appropriate to facilitate protection of Nutraceutix's proprietary rights in all Nutraceutix Innovations. Dr. Fassihi shall, promptly upon Nutraceutix's request, both during the Term and thereafter, execute and deliver any and all documents, and furnish any other information or assistance (at Nutraceutix's expense), necessary or appropriate for Nutraceutix to obtain for itself or its nominees patents, copyrights or other intellectual property or proprietary rights in any Nutraceutix Innovations in any country or jurisdiction. Dr. Fassihi shall make no charge or claim for additional compensation or any other consideration for signing and delivering such documents or rights. Dr. Fassihi hereby represents and warrants that Dr. Fassihi is not subject to any agreement or requirement which conflicts with Dr. Fassihi's obligations under this Agreement, and shall disclose the same to Nutraceutix promptly and without prior request.

         7. Non-Disclosure. During the Term and thereafter, Dr. Fassihi shall not, for profit or otherwise, copy, disclose or use any trade secret or confidential business information of Nutraceutix (as that term is defined below in this paragraph 7), whether or not developed by Dr. Fassihi, except as required for performance of the Services. Trade secrets or confidential business information of Nutraceutix are hereby defined for all purposes under this Agreement as any document, concept, idea or other item treated or otherwise identified by Nutraceutix as a trade secret, including but not limited to: (i) any and all unique ideas, formulations, methods,

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techniques or technology that have been developed by or on behalf of Nutraceutix for use in connection with its business, including but not limited to Nutraceutix Innovations, (ii) products, compounds or technology that are used or have been developed in connection with Nutraceutix's business, (iii) customer and supplier lists; (iv) price lists, pricing strategies and other pricing information of Nutraceutix, (v) financial information of Nutraceutix, (vi) business plans of Nutraceutix and (vii) any other confidential information or data relating to Nutraceutix's business. Trade secret or confidential business information of Nutraceutix shall not include information which (a) is or later becomes public domain through no fault or action of Dr. Fassihi, (b) was already known to Dr. Fassihi at the time he obtained it from Nutraceutix, or (c) is lawfully disclosed to Dr. Fassihi by a third party free of restrictions on disclosure.

         8. Ownership. All trade secrets or confidential business information of Nutraceutix, and all notes, records and other documents made, compiled or used by Dr. Fassihi in connection with Nutraceutix's business, including but not limited to development of Nutraceutix Innovations, are the sole property of Nutraceutix and shall be delivered by Dr. Fassihi to Nutraceutix immediately upon termination of the Term, or at any earlier time upon the request of Nutraceutix. Dr. Fassihi acknowledges that the items referred to in the preceding sentence constitute valuable property of the Nutraceutix. Dr. Fassihi shall not infringe or violate Nutraceutix's rights in those items, and shall not own, apply for or otherwise attempt to obtain on behalf of Dr. Fassihi or others any proprietary right in any such item.

         9.       Employees; Suppliers. During the Term and for a period of two
(2) years after the termination of the Term, regardless of the reason for such termination, Dr. Fassihi shall not, directly or indirectly, suggest, request, encourage or otherwise induce any employee, officer, agent, consultant, independent contractor or supplier of Nutraceutix to leave employment of Nutraceutix, cease providing products or services to Nutraceutix or otherwise curtail, reduce or cancel his/her/its business relationship with the Nutraceutix.

         10. Noncompetition. During the Term Dr. Fassihi shall not compete with Nutraceutix with respect to US Patent Number 6,090,411 or such other matters as are described in any Additional Services Agreement, directly or indirectly, by conducting research, consulting or otherwise, as advisor, consultant, independent contractor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise; provided that this paragraph 10 shall not prohibit Dr. Fassihi from continuing his current employment with Temple University.

         11. Third Party Proprietary Rights. Dr. Fassihi shall perform all of the Services, including but not limited to development of Nutraceutix Innovations, (i) without violating any third party's proprietary rights, (ii) without utilizing confidential or proprietary information belonging to a third party unless Nutraceutix has the right to use the same pursuant to an appropriate license or similar agreement, and (iii) in strict compliance with all confidentiality and other agreements binding Dr. Fassihi and/or Nutraceutix. Dr. Fassihi shall not disclose to Nutraceutix, or use in connection with the Services, including but not limited to development of Nutraceutix Innovations, any confidential or proprietary information belonging to a third party, regardless of whether such information is the subject of a confidentiality agreement binding Dr. Fassihi, unless Nutraceutix has the right to use the same pursuant to an appropriate license or similar agreement.

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         12.      Business Reputation. From time to time as requested by
Nutraceutix, Dr. Fassihi shall (i) attend scientific or industry meetings to support Nutraceutix's business, (ii) publish articles regarding original research done on behalf of Nutraceutix, provided that Dr. Fassihi shall not publish anything which could negatively impact obtaining patent rights therein, and (iii) meet with clients, potential clients, investors, trade publications and industry analysts to support Nutraceutix's business. Dr. Fassihi shall use his best efforts to enhance the business relationship between Nutraceutix and Temple University. Dr. Fassihi shall not intentionally diminish or harm the business reputation of Nutraceutix or its products. To assist in facilitating the foregoing, Dr. Fassihi shall not publish any work relating to the Services or information obtained in connection with performing the Services (i) unless he has given Nutraceutix sixty (60) days advanced written notice thereof and (ii) which violate any of Dr. Fassihi's obligations under this Agreement. Nutraceutix shall fully disclose this Agreement to the public in accordance with applicable securities law requirements.

         13. Enforcement. The parties hereby acknowledge and agree that it would be difficult if not impossible to measure in money the damages that shall accrue to Nutraceutix, or that monetary damages may not adequately compensate Nutraceutix, if the obligations of Dr. Fassihi set forth in this Agreement are violated. Therefore, in the event of such violation, Dr. Fassihi hereby consents to Nutraceutix being granted injunctive relief, without bond (but upon due notice), in addition to such other relief as may exist in equity, at law or otherwise under this Agreement. Moreover, Dr. Fassihi represents and warrants that, in the event the restrictions set forth in this Agreement are specifically enforced or otherwise become operative, Dr. Fassihi will be able to engage in a business or pursuit for purposes of earning a livelihood which does not necessitate breach of or other failure to comply with this Agreement.

         14. Termination. The Term may be terminated at any time by either party for any reason or no reason by giving the other party thirty (30) days advance written notice of such termination.

         15. Assignment. Nutraceutix may assign this Agreement to a division, subsidiary or other affiliated entity of Nutraceutix. This Agreement and Dr. Fassihi's duties pursuant to this Agreement may not be assigned or otherwise delegated by Dr. Fassihi. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Nutraceutix and its successors, assigns and legal representatives and on Dr. Fassihi and Dr. Fassihi's heirs, administrators, and personal representatives.

         16. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington. No amendment, modification or waiver of this Agreement shall be valid unless evidenced by a written instrument signed by the party to be bound thereby. The provisions of paragraphs 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 15, and all other provisions of this Agreement which may reasonably be interpreted or construed as surviving the expiration or termination of the Term, shall survive the expiration or termination of the Term. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to that subject matter.

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         17.      Facsimile Signatures. Each party (i) has agreed to permit the use, from time to time and where appropriate, of telecopied signatures in order to expedite the transaction contemplated by this Agreement, (ii) intends to be bound by its respective telecopied signature, (iii) is aware that the other will rely on the telecopied signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transaction contemplated by this Agreement based on the fact that a signature was sent by telecopy.

Nutraceutix:                                       Dr. Fassihi:
Nutraceutix, Inc.

/s/                                                /s/
-----------------------------------                ------------------
By: David T. Howard                               Dr. Reza Fassihi
Title: President & CEO                            2 Lee Road
Address: 8340 154th Ave. N.E.                     Ambler, PA 19002
Redmond, WA 98052

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